Exhibit 99.1

SWS Group, Inc. Reports Second Quarter Fiscal 2011 Financial Results

Broker-Dealer Posts Pre-Tax Profit, Bank’s Performance Improves From First Quarter

DALLAS, February 8, 2011 – SWS Group, Inc. (NYSE: SWS) today announced a net loss of $330,000, or 1 cent per diluted share, on net revenues of $90.3 million for its fiscal 2011 second quarter ended December 31, 2010.

For three consecutive quarters the firm’s broker-dealer business segments - clearing, retail and institutional – have each posted pre-tax profits. The banking segment reported a pre-tax loss for the fiscal 2011 second quarter, but its financial results were significantly improved from the first quarter of fiscal 2011.

“Our broker-dealer business lines continued to perform well despite the challenging economy. We look forward to building on that strength as economic conditions improve,” said James H. Ross, Chief Executive Officer of SWS Group. “We also saw notable improvement in the bank’s performance for the second quarter of fiscal 2011 as compared to the previous quarter. We continue making progress in our efforts to manage the bank’s capital ratios and the most recent financial results show evidence of that.”

In last fiscal year’s second quarter, SWS Group reported net income of $5.9 million, or diluted earnings per share of 21 cents, on net revenues of $95.2 million.

Net revenues for the second quarter of fiscal 2011 decreased by $4.8 million, as compared to the second quarter of fiscal 2010. The primary contributors to the decrease were reduced commissions, net gains on principal transactions, other revenue and net interest revenue. Commissions, primarily in the institutional segment, decreased by $3.8 million, while net gains on principal transactions decreased by $2.0 million. Other revenue decreased by $2.0 million and net interest revenue decreased by $1.5 million. These decreases were partially offset by an increase in investment banking, advisory and administrative fees, primarily in the public finance business, as compared to the same quarter of fiscal 2010.

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SWS Reports Second Quarter Fiscal 2011 Results / 2

Operating expenses for the second quarter of fiscal 2011 increased by $4.8 million to $91.1 million, as compared to $86.2 million for the second quarter of last fiscal year. The largest contributors to the increase in expenses for the quarter were an additional $2.1 million in the bank’s provision for loan losses and an additional $6.0 million in other expenses compared to the same quarter a year ago. A $3.7 million increase in the bank’s real estate owned (REO) write-downs, in addition to higher legal expenses, and professional services and fees were the chief contributors to the increase in other expenses.

For the first half of fiscal 2011, SWS Group posted a net loss of $21.1 million, or 65 cents per diluted share, on net revenues of $188.0 million, as compared with net income of $9.0 million, or diluted earnings per share of 32 cents, on net revenues of $194.6 million for the first half of fiscal 2010.

Clearing segment

The clearing segment recorded pre-tax income of $339,000 for the second quarter of fiscal 2011, as compared to a pre-tax loss of $305,000 for the same period last fiscal year. Net revenues in the segment increased 4 percent for the quarter to $5.5 million, from $5.3 million in last fiscal year’s second quarter. Revenue per ticket decreased 1 percent to $4.13 for the fiscal 2011 second quarter from $4.16 in the second quarter of fiscal 2010. Tickets processed for high-volume trading firms increased 11 percent, while tickets processed for general securities broker-dealers decreased by 6 percent. Total correspondent clearing customer assets under custody were $14.2 billion and $13.3 billion at December 31, 2010 and December 31, 2009, respectively.

Clearing segment operating expenses for the three months ended December 31, 2010 fell by $459,000 to $5.1 million, as compared to $5.6 million in the same period a year ago. The decrease was primarily due to a decline in legal expenses.

Retail segment

The retail segment posted pre-tax income of $1.5 million for the second quarter of fiscal 2011 - an 18 percent increase from pre-tax income of $1.3 million for the same quarter a year ago. Net revenues in the segment were $29.6 million, as compared to $30.3 million in the fiscal 2010 second quarter. The decrease was primarily due to reduced commission revenue following the closing of the private client group office in Santa Fe, New Mexico, during the fiscal 2011 second quarter. This decrease was partially offset by an increase in commission revenue from the independent registered representative channel.

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SWS Reports First Quarter Fiscal 2011 Results / 3

Operating expenses in the retail segment decreased by 3 percent to $28.0 million for the fiscal 2011 second quarter from $29.0 million for the second quarter of fiscal 2010. The largest contributor to the decrease in operating expenses was a 4 percent decrease in commission expense.

Institutional segment

The institutional segment continued to post strong results with pre-tax income of $12.8 million for the fiscal 2011 second quarter, as compared to $14.4 million for the same quarter of the previous fiscal year. Net revenues for the segment were $38.3 million for the quarter, compared to $40.4 million for the second quarter of fiscal 2010. A $3.2 million decrease in commissions due to tighter spreads and reduced volatility, primarily in the taxable fixed income business, was the largest driver of the lower revenues. Investment banking fees were up 65 percent to $10.7 million compared to $6.5 million in the same quarter last year. Public finance fees represented $2.5 million of the increase, while corporate finance contributed an additional $1.7 million and taxable fixed income accounted for $521,000 of the increase. The increase in public and corporate finance investment banking fees resulted from an increase in the number of transactions during the fiscal 2011 second quarter as compared to the second quarter of fiscal 2010. The increase in taxable fixed income investment banking fees was due to increased underwriting activity.

Fiscal 2011 second quarter operating expenses in the institutional segment were $25.4 million - down $521,000 from $26.0 million in the second quarter of fiscal 2010. The decrease in expenses was largely due to lower commission expenses as a result of lower revenues.

Banking segment

The banking segment posted a pre-tax loss of $5.8 million in the second quarter of fiscal 2011, as compared to a pre-tax loss of $38.0 million in the first quarter of fiscal 2011 and pre-tax income of $3.0 million in the second quarter of fiscal 2010. Net revenues for the segment decreased 15 percent to $16 million for the quarter, from $18.8 million in the same quarter of last fiscal year. The primary contributors to the decrease were a 5 percent decrease in the average balance of loans held for investment and sale, as well

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SWS Reports Second Quarter Fiscal 2011 Results / 4

as a 30-basis point decrease in the average yield on those loans. The bank also recorded a $600,000 increase in net losses on the sale of REO property in the second quarter of fiscal 2011 as compared to the same quarter last fiscal year.

Non-performing assets decreased to $103.0 million at December 31, 2010, from $127.1 million at September 30, 2010. Non-performing assets were $64.6 million at December 31, 2009. Classified assets were $273.4 million at December 31, 2010, as compared to $251.5 million at September 30, 2010 and $93.2 million at December 31, 2009.

The bank’s loan loss provision in the second quarter of fiscal 2011 was $6.7 million, as compared to $39.5 million in the first quarter of fiscal 2011 and $4.7 million in the second quarter of fiscal 2010. Net charge-offs were $5.1 million in the fiscal 2011 second quarter, $29.3 million in the fiscal 2011 first quarter and $3.9 million in the fiscal 2010 second quarter.

The total loan loss allowance increased to $47.0 million, or 4.58 percent of loans held for investment, at December 31, 2010, from $45.4 million, or 4.12 percent of loans held for investment, at September 30, 2010 and $17.6 million, or 1.50 percent of loans held for investment, at December 31, 2009.

As of December 31, 2010 the bank had a Tier 1 core capital ratio of 9.4 percent and a total risk-based capital ratio of 14 percent, as compared to a Tier 1 core capital ratio of 8.3 percent and a total risk-based capital ratio of 12.6 percent at September 30, 2010. At December 31, 2009, the bank had a core capital ratio of 10 percent and a total risk-based capital ratio of 13.5 percent

SWS Group also announced today that the bank has entered into a formal agreement with the Office of Thrift Supervision (OTS) to continue taking steps to strengthen the bank’s performance and capital position.

“We believe the steps outlined in the agreement are reasonable and help ensure the continued strength of the bank, as evidenced by our capital ratios,” said Mr. Ross. “We have worked closely with our regulators and have already implemented many of the requirements outlined in this agreement. We have remained in full compliance with the informal MOU (Memorandum of Understanding) and plan to continue fully complying with the formal agreement, as well.”

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SWS Reports First Quarter Fiscal 2011 Results / 5

The bank signed a Stipulation and Consent to the Issuance of an Order to Cease and Desist outlining the measures they will take, including submitting by March 31, 2011, a plan for maintaining a Tier 1 core capital ratio of 8 percent and a total risk-based capital ratio of 12 percent. The order also calls for the bank to, among other things, implement its previously submitted plan to reduce classified assets, limit certain real estate lending and conduct a management review.

No fines or monetary penalties are associated with the cease and desist order and customer deposits are not affected. The bank has operated under an informal MOU with the OTS since July of 2010.

Mr. Ross noted several steps the bank has taken to strengthen its position, including the allocation of additional personnel and resources to manage classified assets, reducing the bank’s construction, land and commercial real estate portfolios, and increasing its core capital and total risk-based capital ratios.

During the second quarter of fiscal 2011, the bank sold $51.8 million of classified assets as part of a marketing campaign initiated in the previous quarter in addition to its regular marketing efforts. The sale reduced the bank’s exposure to real estate loans, reduced the total portfolio of non-performing assets and reduced the overall size of the bank’s balance sheet. The assets sold consisted of both performing and non-performing loans, as well as REO.

“We have seen progress in our efforts to address the levels of non-performing assets during the second quarter of fiscal 2011 and we will continue to aggressively pursue all of the options available to us as we work through the issues at the bank,” Mr. Ross said.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

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SWS Reports Second Quarter Fiscal 2011 Results / 6

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income (Loss) Three Months Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009

Clearing	$5,451	$5,266	$339	$(305)
Retail	29,554	30,274	1,524	1,291
Institutional	38,269	40,386	12,828	14,424
Bank	15,983	18,756	(5,763)	2,972
Other consolidated entities	1,086	495	(9,642)	(9,427)

Consolidated	$90,343	$95,177	$(714)	$8,955

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SWS Reports First Quarter Fiscal 2011 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2010 and June 25, 2010

(In thousands, except par values and share amounts)

	December 31, 2010	June 25, 2010
	(Unaudited)
Assets
Cash and cash equivalents	$243,375	$27,190
Assets segregated for regulatory purposes	254,134	284,827
Receivable from brokers, dealers and clearing organizations	1,929,588	1,889,400
Receivable from clients, net of allowances	237,693	216,574
Loans held for sale	172,747	424,055
Loans, net	980,746	1,154,065
Securities owned, at market value	229,805	245,587
Securities held to maturity	265	87,140
Securities purchased under agreements to resell	30,600	30,507
Goodwill	7,552	7,552
Securities available for sale	44,580	1,388
Other assets	161,883	162,406

Total assets	$4,292,968	$4,530,691

Liabilities and Stockholders’ Equity
Short-term borrowings	$200,300	$110,000
Payable to brokers, dealers and clearing organizations	1,789,228	1,819,995
Payable to clients	394,568	420,672
Deposits	1,272,364	1,488,804
Securities sold under agreements to repurchase	2,513	12,389
Securities sold, not yet purchased, at market value	79,583	67,594
Drafts payable	29,033	27,346
Advances from Federal Home Loan Bank	105,438	132,821
Other liabilities	60,344	67,676

Total liabilities	3,933,371	4,147,297

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,282,342 shares at December 31, 2010; issued 33,312,140 and outstanding 32,342,190 shares at June 25, 2010	3,331	3,331
Additional paid-in capital	326,442	326,462
Retained earnings	37,584	61,893
Accumulated other comprehensive income – unrealized holding gain, net of tax	747	304
Deferred compensation, net	3,436	3,176
Treasury stock (1,029,798 shares at December 31, 2010 and 969,950 shares at June 25, 2010, at cost)	(11,943)	(11,772)

Total stockholders’ equity	359,597	383,394

Total liabilities and stockholders’ equity	$4,292,968	$4,530,691

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SWS Reports Second Quarter Fiscal 2011 Results / 8

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three and six months ended December 31, 2010 and December 31, 2009

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Six Months Ended December 31, 2010	Six Months Ended December 31, 2009
Revenues:
Net revenues from clearing operations	$2,824	$2,730	$5,260	$5,356
Commissions	38,323	42,152	77,095	84,764
Interest	36,734	40,736	75,574	82,173
Investment banking, advisory and administrative fees	13,479	9,018	24,266	18,288
Net gains on principal transactions	7,647	9,656	19,842	24,475
Other	3,226	5,235	9,546	11,356

Total revenue	102,233	109,527	211,583	226,412

Interest expense	11,890	14,350	23,630	31,782

Net revenues	90,343	95,177	187,953	194,630

Non-Interest Expenses:
Commissions and other employee compensation	57,040	59,802	116,043	121,828
Occupancy, equipment and computer service costs	8,452	8,699	16,945	17,089
Communications	3,319	3,307	6,557	6,555
Floor brokerage and clearing organization charges	1,222	972	2,184	1,931
Advertising and promotional	701	1,170	1,355	2,175
Provision for loan loss	6,729	4,665	46,240	9,420
Other	13,594	7,607	29,620	21,700

Total non-interest expenses	91,057	86,222	218,944	180,698

Income (loss) before income tax expense	(714)	8,955	(30,991)	13,932
Income tax expense (benefit)	(384)	3,088	(9,913)	4,980

Net income (loss)	(330)	5,867	(21,078)	8,952
Net income (loss) recognized in other comprehensive income (loss)	509	23	443	(23)

Comprehensive income (loss)	$179	$5,890	$(20,635)	$8,929

Earnings (loss) per share – basic

Net income (loss)	$(0.01)	$0.21	$(0.65)	$0.32

Weighted average shares outstanding – basic	32,284,271	28,672,282	32,303,390	28,094,256

Earnings (loss) per share – diluted
Net income (loss)	$(0.01)	$0.21	$(0.65)	$0.32

Weighted average shares outstanding – diluted	32,284,271	28,725,022	32,303,390	28,151,941

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CONTACT:        Ben Brooks, Corporate Communications, (214) 859-6351, bdbrooks@swst.com